Exhibit 99.2

THIS AGREEMENT IS SUBJECT TO THE TEXAS ARBITRATION ACT, AS AMENDED

THE SECURITIES REPRESENTED BY THIS DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE.  THE SALE, PLEDGE OR OTHER TRANSFER OF THESE SECURITIES IS ALSO SUBJECT TO THE RESTRICTIONS SET FORTH IN ARTICLE 10 OF THIS AGREEMENT.

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
3MR PARTNERS, L.P.

This Amended and Restated Limited Partnership Agreement is entered into as of   July 1, 2004   , by and among W. MARVIN RUSH and W. M. “RUSTY” RUSH, as General Partners, (collectively called the “General Partner”), and W. MARVIN RUSH, W. M. “RUSTY” RUSH and ROBIN M. RUSH, as Limited Partners.

RECITALS:

A.            W. MARVIN RUSH (“Marvin”), W. M. “RUSTY” RUSH (“Rusty”) and ROBIN M. RUSH (“Robin”), as General Partners and as Limited Partners, executed that certain Limited Partnership Agreement dated December 9, 1998, as amended by First amendment dated March 1, 2000, Second Amendment dated October 20, 2000, and Third amendment dated as of November 4, 2003 (the “Original Agreement”) of 3MR PARTNERS, L.P., a Texas limited partnership.

B.            Robin has withdrawn as a General Partner; and the interests of the Limited Partners have changed pursuant to the amendments referenced above.

C.            In light of the foregoing, the Partners desire to adjust Rusty’s General and Limited Partner Interests and to adjust Robin’s Limited partner Interest to reflect Robin’s withdrawal as a General Partner.

D.            The Partners seek hereby to amend and restate the Original Agreement pursuant to Section 9.2 of the Original Agreement.

E.            All capitalized terms not defined herein shall be given the meanings afforded to them under the Original Agreement.

AGREEMENT:

The Partners hereby unanimously agree that the Original Agreement shall be amended and restated in its entirety as follows:

1.            DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below:

1.1           “Act” means the Texas Revised Limited Partnership Act, Article 6132a-1, Texas Revised Civil Statutes, as from time to time amended, and as supplemented by the applicable provisions of the Texas Revised Partnership Act, Article 6132b-1, Texas Revised Civil Statutes.

1.2           “Agreement” means this Amended and Restated Limited Partnership Agreement as from time to time may be amended hereafter pursuant to Section 9.2.

1.3           “Approval of the Partners” means the written approval of those Partners who, at the time the Partnership action is being considered for approval, have at least 51% of the Units of all the Partners.

1.4           “Bankruptcy” means, as to any Partner, the Partner’s taking or acquiescing in the taking of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file, within 10 days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under any such law.

1.5           “Capital Account” means the account established for each Partner pursuant to Section 3.4 hereof.

1.6           “Capital Contribution” means, as to any Partner, the sum of (a) the Partner’s Initial Capital Contribution payments actually made plus (b) the Partner’s Additional Capital Contributions, if any.  “Initial Capital Contribution” means, as to any Partner, the amount set forth opposite the Partner’s name on attached Schedule A. “Additional Capital Contribution” means, as to any Partner, the amount described in Section 3.2 if and to the extent any such additional amount is actually contributed by the Partner to the Partnership.

1.7           “Cash Basis Items” means items of Partnership deduction resulting from payments for interest, taxes, services or the use of property.

1.8           “Cause” means, with respect to the removal of a General Partner hereunder, the commission by the General Partner of an act of fraud against the Partnership or the other Partners, including also the misappropriation or theft of Partnership Assets.

1.9           “Code” means the Internal Revenue Code of 1986, as amended.

1.10         “Dispose” or “Disposition” means to sell, assign, transfer, encumber, pledge or otherwise dispose of any of a Partner’s Partnership Interest, including, without limitation, any change of legal and beneficial title of any Partnership Interest resulting from the death of any Partner or the spouse of any Partner, or any distribution of a Partnership Interest from an estate or trust to any beneficiary thereof.

1.11         “Distributable Cash” means, at the time of determination for any period (on the cash receipts and disbursements method of accounting), all cash derived from the operations or investments of the Partnership and cash from the sale or other disposition of Partnership Assets, provided that Distributable Cash shall not include: (a) Capital Contributions with interest earned pending its utilization, (b) financing or other loan proceeds, (c) reserves for working capital and expenses, or (d) other amounts that the General Partner reasonably determines in accordance with the General Partner’s duties under Article 7 herein, including its fiduciary duties under Section 7.6(e), that the Partnership should retain for other cash requirements, including current and reasonably projected expenses, current and reasonably projected investment opportunities, and reasonably anticipated contingencies.

1.12         “Fair Market Value” means, as to any Partnership Interest sought to be Disposed of hereunder, the value determined as provided in Section 10.11 of this Agreement.

1.13         “General Partner” means Marvin and Rusty, together with any other person or entity who becomes a General Partner of the Partnership pursuant to this Agreement.

1.14         “Limited Partners” means each present Limited Partner of the Partnership as shown on attached Schedule A. Such term shall also include those persons who become a Limited Partner or Substituted Limited Partner pursuant to this Agreement.

1.15         “Liquidator” means the person or persons who liquidate the Partnership pursuant to Article 12.

1.16         “Partners” means the General Partner and the Limited Partners, collectively.

1.17         “Partnership” means the limited partnership formed pursuant to this Agreement.

1.18         “Partnership Assets” means all assets, whether tangible or intangible, whether real, personal or mixed, at any time owned by the Partnership, including without limitation, the assets described on Schedule B hereto.

1.19         “Partnership Interest” means, as to any Partner, the Partner’s rights to a share of the capital and profits of the Partnership, and other rights set forth herein, but not any Partner’s right to participate in Partnership management and/or decisions, and includes all Units owned by a Partner.

1.20         “Permitted Assignee” means a person or entity described as a Permitted Assignee in Section 10.13 of this Agreement.

1.21         “Percentage Interest” as to a Partner means that percentage interest in the Partnership determined by dividing the balance of the Partner’s Capital Account by the total of all of the Capital Accounts of all Partners. Each Partner’s Percentage Interest shall be represented by the number of “Units” owned in the Partnership, with each Unit having a Percentage Interest of 0.01% (i.e., 100 Units for each one percent (1%) of Percentage Interest). A Substituted Limited Partner’s Percentage Interest includes that Percentage Interest based on the number of Units to which such Substituted Limited Partner succeeds pursuant to Article 10 hereof.

1.22         “Substituted Limited Partner” means a person who is admitted to the Partnership by the Partners according to the provisions of Article 10 hereof.

1.23         “Treasury Regulations” means the final regulations adopted by the Secretary of the Treasury pursuant to Section 704(b) of the Code with respect to allocations of the distributive share of income, gain, loss, deduction and credits among partners of a partnership.

1.24         “Unit” means one of 10,000 Partnership Interests consisting of a one-hundredth of one percent (0.01%) Percentage Interest each; so that the ownership of the Partnership Interests shall be allocated or divided into 10,000 Units. Each Partner’s initial Units are set forth on Schedule A hereto. Fractional Units may be issued to or held by a Partner.

2.            ORGANIZATION OF PARTNERSHIP

2.1           Formation.  The Partners hereby continue the limited partnership formed under the Original Agreement pursuant to the provisions of the Act upon the terms and conditions set forth herein. The General Partner has filed a Certificate of Limited Partnership, which has been amended in accordance with the Act. Except as provided herein, the Act shall govern the rights and liabilities of the Partners.

2.2           Name.  The name of the Partnership is 3MR PARTNERS, L.P. and all business of the Partnership shall be conducted under such name. The General Partner is authorized to file a registration of the Partnership as a limited liability partnership, and in such event, the designation “L.L.P.” shall be added to the name of the Partnership.

2.3           Term.  The term of the Partnership commenced on or about December 9, 1998 and shall continue until December 31, 2054, unless sooner terminated pursuant to Article 11 herein.

2.4           Purposes.  The principal purposes of the Partnership are (a) to own, hold for investment, operate, and otherwise deal with the Partnership Assets and any property (real, personal or mixed) incidental thereto; (b) to consolidate certain assets into the Partnership for ease of management and control; (c) to provide for a convenient operational structure for the management of those assets; (d) to provide for the orderly transition of the management of the Partnership Assets upon the death of a Partner; (e) to promote the retention of the Partnership Assets within Marvin’s lineal descendants; (f) to provide methods of avoiding and resolving potential or actual family disputes; and (g) to facilitate future gifting by Partners to Permitted Assignees hereunder. In addition to the foregoing, the Partnership may engage in any other lawful business, and engage in such other activities as are necessary or appropriate to protect or enhance the Partnership Assets or otherwise protect or enhance the business of the Partnership.

2.5           Principal Place of Business.  The principal place of business of the Partnership and the address where records are kept for inspection purposes is 555 IH-35 South, 5th Floor, New Braunfels, Texas 78130. The General Partner may designate other places to be used as additional Partnership offices for the purpose of carrying on the business of the Partnership.

2.6           Registered Office and Agent.  The registered office address of the Partnership in Texas is 1360 Post Oak Blvd., Ste. 1600, Houston, TX   77056, and the registered agent for service of process at such address shall be Barton R. Bentley.

2.7           Names and Addresses of the Partners.  The name and address of each Partner of the Partnership are set forth below each such Partner’s signature to this Agreement.

3.            CAPITALIZATION

3.1           Initial Capital Contributions.  Each Partner has contributed to the capital of the Partnership such Partner’s Initial Capital Contribution pursuant to the Original Agreement and has received therefor Units and Percentage Interests in the Partnership. The current Percentage Interests and Units owned by the Partners are as shown on Schedule A hereto.

3.2           Additional Capital Contributions.  To the extent the Partnership requires additional funds to pay expenses of the Partnership, the General Partner may request Additional Capital Contributions in a written notice given to each Partner. The Partners may (but shall not be required to) make Additional Capital Contributions pro rata in accordance with their respective Percentage Interests in the Partnership. In lieu of requesting Additional Capital Contributions, the General Partner may borrow funds from any source, including any Partner, to pay Partnership expenses.  Any such loan from a Partner shall be a Partner Loan for purposes of Section 5.3 herein.

3.3           No Further Contributions or Loans.  The liability of a Limited Partner to the Partnership is limited to the amount of its Capital Contribution. Accordingly, the contributions called for in Section 3.1 are the only funds a Limited Partner is required to furnish to the Partnership, whether by way of contribution, loan or otherwise. Any agreement of the Limited Partners to make Additional Capital Contributions under Section 3.2 above is solely for the benefit of the Partnership and is not intended to benefit, and may not be enforced by, any other person or entity whatsoever.

3.4           Capital Account.  A Capital Account complying with the Treasury Regulations shall be established for each Partner.  A Partner’s capital account shall:

(a)           be credited with (i) the amount of money contributed by the Partner; (ii) the fair market value of property contributed by the Partner (net of liabilities encumbering the contributed property that the Partnership is considered to have assumed or taken subject to under Section 752 of the Code); and (iii) the Partner’s share of income and gain (or items thereof) as specified in Article 4; and

(b)           be debited with (i) the amount of money distributed to the Partner; (ii) the fair market value of property distributed to the Partner (net of liabilities encumbering the distributed property that the Partner is considered to have assumed or taken subject to under Section 752 of the Code); (iii) the Partner’s distributive share of Partnership expenditures described in Section 705(a)(2)(B) of the Code; and (iv) the Partner’s share of loss and deduction (or items thereof), other than expenditures described in Section 705(a)(2)(B) of the Code, as specified in Article 4.

The respective Capital Accounts of the Partners shall not bear interest.  The capital of the Partnership shall not be withdrawn except as provided herein.

3.5           Adjustments to Units. Subject to the allocation requirements below in this Section, if an arbitrator pursuant to a proceeding under this Agreement, all of the Partners or a court by final judgment determines that the Units initially received by any Partner do not adequately reflect the fair market value as of the effective date of the capital contributions made or deemed made by the Partner, reduced as necessary by any liabilities which are assumed by the Partnership, then the Partner’s Units shall be adjusted to reflect that fair market value. All circumstances shall be given equitable effect in making any such adjustments, including consideration of factors such as income taxes paid and the time value of money, and retroactive adjustments of Capital Accounts shall be made if necessary.  If prior to any adjustments a Partner has received any distributions from the Partnership which are excessive given the adjustments which are required by this Section, the Partner immediately shall pay cash to the Partnership in the amount of the excess; provided that if the Partner fails or refuses to pay within 30 days after receiving written notice from the Partnership of the obligation to pay, any future distributions payable to the Partner by the Partnership shall be withheld until the equitable results required by this Section are achieved. Likewise, if prior to any adjustments a Partner has received distributions from the Partnership which are deficient given the adjustments which are required by this Section, the Partner shall be paid cash by the Partnership in the amount of the deficiency until the equitable results required by this Section are achieved.

3.6           Nature of Contributions. Any cash or other properties contributed to the Partnership by the Partners as provided in Sections 3.1 and 3.2 are not loans by the Partners to the Partnership, and the repayment of the contributions is dependent on the financial results achieved by the Partnership. No Partner shall be paid interest solely as a result of contributing capital to the Partnership, and no amount payable to any Partner as provided in this Agreement is guaranteed by the Partnership or any other Partner. This Section shall not be construed in a manner which prohibits a Partner from lending funds to the Partnership so long as the loan is distinguished from a contribution by the Partner and is evidenced as such on the Partnership’s books.

3.7           Negative Capital Account.  No Partner (General or Limited) shall at any time have any liability to the Partnership or any other Partner, be obligated to restore, or otherwise be responsible for any negative Capital Account except to the extent the negative Capital Account is created by reason of distributions in violation of this Agreement or other actions in violation of this Agreement.

4.            ALLOCATIONS

4.1           Generally.  Except as otherwise provided in this Article 4, each item of Partnership income, gain, loss, deduction and credit (including nontaxable losses described in Section 705 of the Code) shall be allocated among the Partners in accordance with the Percentage Interests represented by their respective Units in the Partnership; provided that in all events the deductions for accounting and federal income tax purposes attributable to the payment of interest, taxes and other expenses of the Partnership with funds contributed by the Partners shall be allocated solely to the Partner who contributed those funds. Notwithstanding the foregoing, to the extent required by the Code, the Treasury Regulations, or by generally accepted accounting principles, the General Partner may allocate items of Partnership income, gain, loss, deduction, and credit in any manner consistent with the requirements of the Code, Treasury Regulations, and generally accepted accounting principles. The allocation of particular items of income, gain, loss, deduction and credit are intended by the Partners to have substantial economic effect in conformity with the Treasury Regulations. Any provision of this Agreement which conflicts with or fails of that intention shall be reconciled or amplified to the extent necessary to effect such intent.

4.2           Tax Allocations: Section 704(c) of the Code.  The above notwithstanding, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value as required in accordance with Section 704(c) of the Code and the Treasury Regulations relating thereto.  In the event any decisions, allocations or elections are required or useful for the Partnership to comply with the provisions of Section 704(c) of the Code and the Treasury Regulations relating thereto, the General Partner shall have the right to make such decisions, allocations or elections in its sole and absolute discretion.

4.3           Qualified Income Offset.  In the event any Limited Partner receives any adjustments, allocations, or distributions described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to the Limited Partner in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations, any adjusted Capital Account deficit created by such adjustments, allocations, or distributions as quickly possible.

4.4           Allocations on Transfers.  Income, gain, loss, deduction, or credit attributable to any Partnership Units which have been transferred shall be allocated between the transferor and the transferee as follows:

(a)           For the months prior to the transfer, to the transferor.

(b)           For the months subsequent to the transfer, to the transferee.

(c)           For the month of the transfer, to the transferee if the transfer occurs on or before the fifteenth day of such month and to the transferor if occurring thereafter.

For purposes of the above allocation, income, gains, losses, and deductions shall be allocated equally among the months of the Partnership’s fiscal year without regard to Partnership operations during such months except for deductions attributable to Cash Basis Items which shall be allocated to the actual months the deduction for such Cash Basis Items would accrue if the Partnership were on the accrual method of accounting. If the use of such accrual method results in the deduction for a Cash Basis Item being allocable to a fiscal year of the Partnership preceding or following the year of transfer, said deduction shall be allocated to the first or last month of the fiscal year of the transfer, respectively.

5.            DISTRIBUTIONS

5.1           Determination of Distributions.  All distributions shall be made on a pro rata basis consistent with the Partners’ Percentage Interests and the allocation of the income and gain giving rise to the Distributable Cash, including, without limitation, any allocations pursuant to Section 4.2 above. Any distributions made in the form of property which is other than cash shall be deemed to have that value determined by the General Partner. Notwithstanding the foregoing, except as provided in this Article 5, the Partnership shall make no distributions of cash or other property to any Partner until liquidation of the Partnership under Section 12.3 herein.

5.2           Operating Distributions.  From time to time during each fiscal year, the Partnership may distribute any or all part of its Distributable Cash proportionately to each of the Partners in accordance with their respective Percentage Interests; provided that no more than 90 days after the last day of each fiscal year, the Partnership shall distribute all of its Distributable Cash proportionately to each of the Partners in accordance with their respective Percentage Interests. No distributions pursuant to this Section 5.2 shall have the effect of changing any of the Percentage Interests.

5.3           Repayment of Partner Loans.  If any Partner advances any funds or makes any other payment to or on behalf of the Partnership, not required pursuant to the provisions hereof, to cover operating or capital expenses of the Partnership which cannot be paid out of the Partnership operating revenues or proceeds of financing or other capital transactions, such advance or payment shall be deemed a loan to the Partnership by such Partner, bearing interest from the date such advance or payment was made until such loan is repaid at a floating rate per annum equal to the lesser of (a) the prime rate published in the Wall Street Journal from time-to-time, or (b) the highest interest rate allowed by law of the State of Texas. Interest (including any compensation not denominated as such but which is deemed to constitute interest) on any loan hereunder shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. At the option of the General Partner, funds available for distribution may be used to repay such loans, together with interest thereon as above provided, before making any distributions in accordance with Section 5.2 above.

6.            BANK ACCOUNTS, REPORTS, TAX ELECTIONS, FISCAL YEAR

6.1           Bank Account; Investments.  The General Partner may establish one or more bank accounts into which Partnership funds shall be deposited. No other funds shall be deposited into these accounts. Funds deposited in the Partnership’s bank accounts may be withdrawn to pay Partnership debts, obligations or expenses or to be distributed to the Partners pursuant to this Agreement. Additionally, Partnership funds may be invested in such investments, including securities, as the General Partner may select.

6.2           Books and Records.  The General Partner shall keep books of account and records relative to the Partnership’s business. The books shall be prepared in accordance with federal income tax principles, consistently applied, utilizing the cash or accrual method of accounting, as determined by the General Partner. The Partnership books and records shall include “book” capital accounts as described herein and in conformity with the Treasury Regulations, shall be maintained at the principal business office of the Partnership or its accountants, and shall be available for inspection by the Partners or their duly authorized representatives during reasonable business hours. The books and records shall be preserved for four years after the term of the Partnership ends.

6.3           Tax Returns and Information.  The Partners intend for the Partnership to be treated as a partnership for tax purposes. The General Partner shall make all tax elections and determinations as the General Partner may deem suitable or advisable, shall prepare or cause to be prepared all federal, state, and local income and other tax returns which the Partnership is required to file, and shall furnish same to the Partners, together with a copy of each Partner’s K-l and any other information which any Partner may reasonably request relating thereto, no later than 30 days prior to the date, computed with regard to permitted extensions.  Such returns must be filed without incurring interest or penalty.

6.4.           Section 754 Allocations.  If the General Partner makes a Section 754 Election pursuant to Section 6.5 of this Agreement, the adjustments to basis to Partnership assets that are attributable to such Section 754 Election shall be allocated to the Partners in the manner that the General Partner determines is reasonable; provided however, that no such adjustment shall be credited or charged to the Capital Accounts.

6.5           Tax Elections.

(a)           The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code.

(b)           Except as otherwise provided herein, the General Partner shall determine whether to make any other available elections (including the elections provided for in Sections 167, 168, 469 and 754 of the Code) on behalf of the Partnership under the Code. Additionally, the General Partner shall file any election under the Treasury Regulations that may be required or deemed appropriate by the General Partner for the Partnership to be treated as a partnership for federal income tax purposes.

6.6           Tax Audits.  Marvin, in his capacity as a General Partner, will be treated as the tax matters partner of the Partnership pursuant to Section 6231(a)(7) of the Code. The tax matters partner shall inform the Partners of all matters which may come to its attention in its capacity as tax matters partner by giving the Partners notice thereof as provided in Section 6223 of the Code. The tax matters partner shall not take any action contemplated by Sections 6222 through 6232 of the Code unless the tax matters partner has first given the Partners written notice of the contemplated action and received the Approval of the Partners to the contemplated action. This provision is not intended to authorize the tax matters partner to take any action which is left to the determination of an individual Partner under Sections 6222 through 6232 of the Code.

6.7           Fiscal Year.  The fiscal year of the Partnership shall be the calendar year.

7.	RIGHTS AND OBLIGATIONS OF THE GENERAL PARTNER

7.1           General Partner.  The General Partner shall manage and control the assets and business of the Partnership. If there should ever be more than one General Partner, the powers of the General Partner shall be exercised by a majority of all those persons or entities serving as General Partner. Currently, the General Partner is comprised of two persons, Marvin and Rusty. Accordingly, except as otherwise provided herein, so long as Marvin and Rusty are serving as the General Partner, all decisions of the General Partner shall require the unanimous consent of both Marvin and Rusty.

7.2           Specific Authority of General Partner.  Without limiting the generality of the foregoing, the General Partner shall have the full and complete power and authority to take any or all of the following actions on behalf of the Partnership:

(a)           To acquire title to any or all of the Partnership Assets, along with any property    (real, personal or mixed) reasonably incidental thereto;

(b)           To manage, operate, and otherwise deal with the Partnership Assets;

(c)           Subject to Section 7.3 below, to sell, assign, mortgage, pledge, encumber, exchange, lease and/or transfer legal and equitable title to the Partnership Assets upon such terms and conditions and for such consideration as the General Partner considers reasonable. The execution of any document of conveyance or lease by the General Partner will be sufficient to transfer complete legal and equitable title to the interest conveyed without the joinder, ratification, or consent of the Partners. No purchaser, tenant, transferee or obligor will have any obligation whatsoever to see to the application of payments made to the General Partner;

(d)           To execute any and all agreements, contracts, documents, certificates and instruments necessary in connection with the ownership and operation of the Partnership Assets and the efficient conduct and operation of the Partnership’s business, including any amendments to any such agreements, contracts, documents, certifications and instruments;

(e)           To the extent that funds of the Partnership are available, prepay in whole or in part any indebtedness of the Partnership;

(f)           To employ agents, attorneys, accountants, engineers, appraisers, or other consultants or contractors who may be a General Partner, any Limited Partner or any related person; in connection with the foregoing the General Partner is authorized to grant any such person an irrevocable or revocable power of attorney to carry out any duties or functions assigned to such person;

(g)           To the extent that funds of the Partnership are available, to perform or cause to be performed the Partnership’s obligations and to engage in any kind of activity and perform and carry out contracts of any kind necessary to, in connection with, or incidental to the accomplishment of the purposes of the Partnership as set forth herein, as may be lawfully carried on or performed by a partnership under the laws of the State of Texas;

(h)           To protect and preserve the title and interest of the Partnership with respect to the assets of the Partnership, to collect all amounts due to the Partnership and otherwise to enforce all rights of the Partnership and, in that connection, to retain counsel and institute such suits or proceedings, in the name and on behalf of the Partnership, or, if the General Partner shall so determine, in the name of any Partner;

(i)           To the extent that funds of the Partnership are available, to pay all debts and obligations of the Partnership and to make distributions periodically to the Partners out of the Partnership account and in accordance with the provisions of this Agreement;

(j)           To the extent that funds of the Partnership are available, to purchase, at the expense of the Partnership, liability and other insurance in such amounts and on such terms as the General Partner determines are reasonably necessary to protect the Partnership Assets and business;

(k)           To take such actions as the General Partner determines are advisable or necessary to preserve the tax status of the Partnership as a partnership for federal income tax purposes;

(l)           To the extent that funds of the Partnership are available, to acquire assets for the purposes of the Partnership;

(m)           To exercise or cause to be exercised all the Partnership’s rights under any agreement to which the Partnership or any nominee of the Partnership is a party;

(n)           To lend money to any Partner; provided that any such loan shall be secured by such Partner’s Partnership Interest;

(o)           To retain, without liability, any and all property in the form which it is received by the General Partner without regard to its productivity or the proportion that any one asset or class of assets may bear to the whole. The General Partner will not have liability or responsibility for loss of income from or depreciation in the value of the property which was retained in the form which the General Partner received it;

(p)           To buy, sell and otherwise deal with securities of any type and to register or take title to Partnership Assets in the name of the Partnership or as trustee, with or without disclosing the identity of his, her or its principal, or to permit the registration of securities in “street name” under a custodial arrangement with an established securities brokerage firm, trust department or other custodian;

(q)           To vote the interest of the Partnership in any corporation, partnership, or other entity in which the Partnership owns an interest; provided that with respect to the voting rights associated with shares owned by the Partnership in any corporation or other entity, if Rusty and Marvin cannot agree on the voting of such shares at least five (5) business days prior to the date on which such shares must be voted, then it is agreed that Rusty shall vote one-half (1/2) of such shares on behalf of the Partnership and Marvin shall vote one-half (1/2) of such shares on behalf of the Partnership; and

(r)           To adjust or reallocate the Units of the Limited Partners based upon the balance of each Limited Partner’s Capital Account in relationship to the total of all of the Capital Accounts of all Limited Partners. The reallocation of ownership percentages is to be determined by dividing the balance of each Limited Partner’s Capital Account by the total of all of the Capital Accounts of all Limited Partners.  Any adjustments or reallocation by the General Partner of such Units of the Limited Partners shall prevail in the event of a conflict.

The Partnership shall be liable for any transaction with any third party who relies on the authority of the General Partner if the General Partner communicates to the third party that the actions taken by the General Partner are taken on behalf of the Partnership, and the third party shall not be deemed to have any duty to determine whether the General Partner has the authority to take the action even if it appears to be prohibited by this Agreement.  This Section shall not affect the liability of any General Partner to the Partnership or the other Partners for any conduct which violates other provisions of this Agreement.

No person or entity dealing with the Partnership shall be required to inquire into, or to obtain any other documentation as to, the authority of the General Partner to take any action permitted under this Article 7.

7.3           Limitations on the Authority of the General Partner.  Notwithstanding anything to the contrary in this Agreement or the Act, without the prior Approval of the Partners (or a greater vote if required by other provisions hereof) to the specific act in question, the General Partner shall have no right, power or authority to do any of the following acts, each of which is considered outside the ordinary course of the Partnership’s business:

(a)           To sell all or substantially all the Partnership Assets or to merge or consolidate the Partnership with or into any other entity; or

(b)           To make distributions in kind of Partnership Assets (other than cash to the extent permitted by Article 5 herein); or

(c)           Do any act which would make it impossible to carry on the ordinary business of the Partnership; or

(d)           Admit any additional or substitute general partner to the Partnership.

           The limitations in Sections 7.3(a), 7.3(b) and 7.3(c) above shall not be applicable to the General Partner or any Liquidator in winding up and liquidating the business of the Partnership under Article 12.

7.4           Compensation and Reimbursement.  The General Partner shall receive reasonable compensation for services rendered to the Partnership, together with reimbursement for necessary expenses incurred on behalf of the Partnership.

7.5           Employment of Third-Party Agents.  The General Partner may employ any person or entities (including any affiliates) to provide services to the Partnership, such as management or brokerage services, and may delegate any of the duties of the General Partner to any person or entity (including affiliates) by power of attorney or other form of delegation. The General Partner may cause the Partnership to pay reasonable and customary fees to any such person or entity for services rendered by them. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through a duly appointed attorney or attorney-in-fact. Each such attorney-in-fact shall have full power and authority to do and perform every act and duty which is permitted or required to be done by the General Partner hereunder.

7.6           Duties of the General Partner; Limitations.

(a)           Except as provided in Section 10.08(b) with respect to the restoration of Capital Account deficits, any obligation of the General Partner under this Agreement or by operation of law shall be performable only to the extent that the Partnership has funds available therefor, and the General Partner shall not be liable personally with respect to any such obligation.

(b)           The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)           The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any opinion of any such person as to matters that the General Partner reasonably believes to be within such person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance with such opinion.

(d)           Subject to Sections 7.6(e) and 7.8, the Partners hereby agree that the General Partner shall not be held to the same standard as a trustee or other fiduciary in connection with the exercise of the specific powers granted herein to the General Partner (including, without limitation, decisions regarding the Partnership’s investments and business and exercising other specific powers granted to the General Partner pursuant to Section 7.2) and/or the performance of the General Partner’s obligations set forth herein; rather, the General Partner may act or refrain to act based upon the General Partner’s reasonable business judgment in accordance with its duty of care and loyalty to the Partnership.

(e)           Notwithstanding the provisions of Section 7.6(d), the General Partner shall have fiduciary duties including duties of good faith and fair dealing with respect to the Partnership and the Limited Partners. Without limiting the generality of the foregoing, in exercising the powers granted by this Agreement and in performing the duties required by this Agreement, the General Partner has a duty (i) to account to the Partnership and to hold for the Partnership any property, profit or benefit derived by the General Partner in conducting and winding up the Partnership’s business and affairs or from the General Partner’s use of any of the Partnership assets, (ii) to refrain from dealing with the Partnership on behalf of a party having an interest adverse to the Partnership and (iii) to refrain from competing with the Partnership or dealing with the Partnership in a manner adverse to the Partnership.

7.7           Liability; Indemnification.  Subject to Sections 7.6(e) and 7.8, the General Partner shall not be liable, responsible or accountable to the Partnership or the other Partners in damages or otherwise for any act or omission performed or omitted in connection with the acts of the General Partner, carried out on behalf of the Partnership SPECIFICALLY INCLUDING THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE of the General Partner; provided, however, the General Partner shall be liable for fraud, willful misconduct, or gross negligence committed toward the Partnership.  The General Partner shall be indemnified by the Partnership to the fullest extent permitted by Article 11 of the Act from the assets of the Partnership, but not by the Limited Partners, from and against any loss, expense, damage, or injury suffered or sustained by the General Partner by reason of any acts, omissions or alleged acts or omissions, even if such acts or omissions constituted the negligence of the General Partner, arising out of their activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including but not limited to any judgment, award, settlement, attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding, or claim is based were for a purpose reasonably believed by the General Partner to be in the best interests of the Partnership and were not performed or omitted fraudulently or in bad faith or as a result of gross negligence by such indemnified party.

In addition to the foregoing, it is agreed that in no event shall the General Partner be liable for any loss or damage to Partnership property caused by strikes, labor troubles, riots, fires, tornadoes, hurricanes, floods, acts of a public enemy, insurrections, acts of God, breakdown or failure of plant or machinery, failure to carry out the provisions hereof due to provisions of law or rules or regulations promulgated by any governmental agency or any demand or requisition of any government, or from any other cause beyond the control of the General Partner.

7.8           Other Business Activities of the Partners.  Any of the Partners, including the General Partner (but consistent with Section 7.6(e) above), may engage in or possess an interest in other business ventures of every nature and description, independently or with others, and neither the Partnership nor the Partners shall have any right or have the right to acquire any right in or to such venture or to the income or profit derived therefrom by virtue of this Agreement; however, all the Partners, including the General Partner, shall have a non-waivable fiduciary duty to one another and to the Partnership with respect to any such business ventures outside the Partnership.

7.9           Removal of a General Partner.  Those Partners who own at least 67% of the Units of all the Partners may remove the General Partner for “Cause” only. Such a removal shall be an event of withdrawal in contravention of this Agreement by the removed General Partner.  In such event, the Partnership and the other Partners shall have all the rights and remedies provided for in Section 6.02 of the Act, as well as those otherwise available at law.

7.10           Withdrawal of a General Partner.  A General Partner shall have the right to withdraw from the Partnership to the extent provided in Section 6.02(a) of the Act; provided that any such withdrawal shall be in violation of this Agreement and the Partnership and the other Partners shall have the rights and remedies provided in the Act subject to the provisions of Section 10.15 below.  An event of withdrawal under the Act as to a General Partner shall dissolve the Partnership, but the Partnership shall continue as a limited partnership and not be wound up provided at least one General Partner remains or the Partnership is otherwise continued as provided in Section 11.2 below. The successor in interest of a withdrawn General Partner shall be deemed an assignee of such interest and shall not become a substituted General Partner except in accordance with Article 10 below.

8.            RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

8.1           Limited Liability.  No Limited Partner shall be personally liable for any of the debts of the Partnership or any of the losses thereof beyond the amount contributed by the Limited Partner to the capital of the Partnership and the share of undistributed profits of the Partnership attributable to such Limited Partner.

8.2           No Management Responsibility.  No Limited Partner, as such, shall take part in the management of the business or transact any business for the Partnership. All management responsibility is vested in the General Partner.

8.3           No Authority to Act.  No Limited Partner, as such, shall have the power to sign for or to bind the Partnership. All authority to act on behalf of the Partnership is vested in the General Partner.

8.4           Withdrawal.  No Limited Partner shall be entitled to withdraw from the Partnership or to receive a return of any of his or her contributions to the Partnership until the Partnership is terminated and its affairs wound up in accordance with Section 8.04 of the Act and this Agreement.  A Limited Partner will breach this Agreement if he or she (a) attempts to withdraw from the Partnership, (b) interferes in the management of the Partnership affairs, (c) engages in conduct which could result in the Partnership’s losing its tax status as a partnership, (d) engages in conduct that tends to bring the Partnership into disrepute, (e) owns a Partnership Interest that becomes subject to a charging order, attachment, garnishment, or similar legal proceedings, (f) breaches any confidentiality provisions of this Agreement, or (g) fails to meet any commitment to the Partnership.  A Limited Partner who is in breach of this Agreement shall be liable to the Partnership for damages caused by the breach. The Partnership may offset for the damages against any distributions or return of capital to the Limited Partner who has breached this Agreement.

8.5           Bankruptcy; Death.  Neither the Bankruptcy, death, disability nor declaration of incompetence of a Limited Partner shall dissolve the Partnership, but the rights of a Limited Partner to share in the profits and losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such an event, devolve upon the Limited Partner’s estate, legal representative or successors in interest, as the case may be, subject to this Agreement, and the Partnership shall continue as a limited partnership. The Limited Partner’s estate, representative or successors in interest shall be liable for all of the obligations of the Limited Partner. In no event shall the estate, representative or successors in interest become a Substituted Limited Partner, except in accordance with Article 10 herein.

9.            AMENDMENTS; MEETINGS OF PARTNERS

9.1           Amendments to be Adopted Solely by the General Partner.  The General Partner may, without the consent of any Limited Partner, amend any provision of this Agreement and execute whatever documents may be required in connection therewith to reflect the following:

(a)           a change in the name of the Partnership or the location of the principal place of business of the Partnership;

(b)           a change in the registered agent or the registered office of the Partnership;

(c)           the admission of Substituted Limited Partners in accordance with the terms of Article 10 hereof;

(d)           the withdrawal or substitution of a General Partner in accordance with the terms hereof;

(e)           an adjustment to the Units of the Partners in accordance with Section 3.5 or Section 7.2(r) of this Agreement;

(f)            a change which is necessary to qualify the Partnership as a limited partnership under the laws of any state or which is necessary and advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes; or

(g)           any other amendments similar to the foregoing.

9.2           Other Amendments.  Subject to Section 9.3 below, Amendments to this Agreement other than those described in Section 9.1 may be adopted by the written consent of those Partners who own at least 67% of the Units. The General Partner may seek the written vote of the Partners or may call a meeting to vote on any proposed amendment.

9.3           Amendments Not Allowable.  Unless otherwise approved by the Partner(s) affected thereby, no amendment to this Agreement shall be permitted if the effect of same would be the following:

(a)           to remove or expel a General Partner;

(b)           to increase the duties or liabilities of the General Partner or of any Limited Partner;

(c)           to increase or decrease the number of Units of any Partner, except an adjustment to the Units of the Partners in accordance with Section 3.5 or Section 7.2(r) of this Agreement;

(d)           to reduce a voting requirement herein that is greater than 67% or otherwise approve any action which requires more than a 67% vote (such a reduction or approval shall require 100% Partner approval).

9.4           Meetings of Partners.  Meetings of the Partners to vote upon any matters on which the Partners are authorized to take action under this Agreement may be called by any General Partner or by the written request of Partners holding not less than 25% of the total Units in the Partnership. The call will state the nature of the business to be transacted and the meeting will be held not less than 10 nor more than 60 days from the date of the notice. Partners may vote in person or by proxy at any such meeting. Action may be taken without a meeting provided that Partners owning the requisite Units in the Partnership sign written authorization approving such action.  Partners entitled to vote shall be those shown on the records of the General Partner to be Partners in good standing as of a date 10 days prior to the meeting or the effective date of any written authorization. Any Partner who is in default under this Agreement shall not be entitled to vote, and such Partner’s Units shall be excluded in calculating the percentage required for approval unless and until the default is cured.

9.5           Confidentiality of Information.  Each Partner is entitled to all information under the circumstances and subject to the conditions stated in this Agreement and the Act. The Partners agree, however, that the General Partner may determine, due to contractual obligations, business concerns, or other considerations, that certain information regarding the business, affairs, property, and financial condition of the Partnership shall be kept confidential and not provided to some or all other Limited Partners and that it is not just or reasonable for those Partners or Assignees or representatives to examine or copy that information. The Partners acknowledge that they may receive information regarding the Partnership in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Partnership or persons with which it does business. Each Partner shall hold in strict confidence any information it receives regarding the Partnership that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any person other than another Partner, except for disclosures (a) compelled by law (but the Partner must notify the General Partner promptly of any request for that information before disclosing it, if practicable), (b) to advisers or representatives of the Partner or assignees of the Partner, but only if they have agreed to be bound by the provisions of this section, or (c) of information that Partner also has received from a source independent of the Partnership that the Partner reasonably believes obtained that information without breach of any obligation of confidentiality. The Partners acknowledge that breach of the provisions of this section may cause irreparable injury to the Partnership for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Partners agree that the provisions of this section may be enforced by specific performance.

10.	RESTRICTIONS ON DISPOSITION OF PARTNERSHIP INTERESTS

10.1         General Rule.  No Partner shall, while this Agreement is in effect, Dispose of any of such Partner’s Partnership Interest, except in accordance with the provisions of this Agreement, and any attempt to do so shall be null and void.

10.2         Disposition by a Limited Partner.  In the event a Limited Partner shall Dispose of any of such Limited Partner’s Partnership Interest, whether by reason of death, voluntary or involuntary Disposition, or otherwise, to any person or entity who is not already a Partner at the time of the Disposition, then (a) the transferee of such interest shall be an assignee of such interest in accordance with Article 7 of the Act, but shall not be a Substituted Limited Partner unless and until expressly admitted to the Partnership as provided in Section 10.12 of this Agreement; and (b) unless the transferee is a Permitted Assignee, the Partnership and the other Partners shall have the rights and options provided for in this Article 10.

10.3         Voluntary Disposition.  In the event any Limited Partner (the “Transferring Partner”) desires to Dispose of any of such Limited Partner’s Partnership Interest, such Limited Partner shall, by written notice (the “Offering Notice”) given to the General Partner and to each other Partner, offer exclusively and irrevocably to sell all the Partnership Interest such Limited Partner desires to Dispose of to the Partnership and the other Partners. The notice shall state (a) a description of the Partnership Interest desired to be Disposed of, and the amount of the Percentage Interest being offered for sale, (b) the price (the “Offering Price”) and other terms upon which that Limited Partner desires to Dispose of the Partnership Interest (provided that if there is no or only nominal consideration for the Disposition, the Offering Price shall be the Fair Market Value of the Partnership Interest determined in accordance with Section 10.11 herein), (c) the amount and nature of any liens or encumbrances against the interest, (d) whether that Limited Partner is in default under any provision in this Agreement, and if so, the nature of the default, (e) the address at which notice can be given, and (f) the name or names of the persons other than Partners to whom the Partnership Interest will be sold in the event neither the Partnership nor the Partners elect to buy it. The Partnership and the Partners shall exercise their options under this Section 10.3, if at all, within the time and in the manner provided in Sections 10.9 and 10.10 herein. If all the Partnership Interest sought to be Disposed of under this Section 10.3 (or under Sections 10.6 or 10.7 below) is not so purchased by the Partnership or the other Partners, the Transferring Partner may Dispose of the Partnership Interest so offered for sale hereunder (but not less than all) to any person named in the Offering Notice given at the same price and upon the same terms as stated in the Offering Notice, provided that if either (i) the Partnership Interest has not been finally so disposed of within 45 days after the date on which the options hereunder expired, and that party still desires to Dispose of any of the Partnership Interest, or (ii) that party wishes to Dispose of any of the Partnership Interest at a price lower than, and/or on terms different than, and/or to a person different than, that stated in the Offering Notice, then in any such event, the Transferring Partner must first offer the Partnership Interest to the Partnership and the Partners in the manner provided in this Article 10.

10.4         Death of a Limited Partner.  In the event of the death of a Limited Partner, during a period of 180 days (unless the time period is suspended as provided in Section 10.11 herein) following the qualification of the personal representative of such deceased Limited Partner, the Partnership and the other Partners shall have an option (but not an obligation, except as otherwise provided herein) to purchase all of the Partnership Interest owned by such deceased Limited Partner at the time of such Limited Partner’s death which is not otherwise transferred to a Permitted Assignee as provided in Section 10.13 below at the Fair Market Value determined as of the last day of the calendar month preceding the date of the death of such Limited Partner. If all of the Partnership Interest of a deceased Limited Partner is not purchased as is provided in this Section 10.4, the remainder of such Partnership Interest shall be transferred in accordance with the last will and testament of such deceased Limited Partner or in accordance with the applicable laws of descent and distribution, but such Partnership Interest shall thereafter continue to be subject to this Agreement. Notwithstanding the foregoing, in the event of the death of either or both Rusty or Robin, Marvin (if Marvin survives and is living at the time) shall be required to exercise the purchase option and must purchase the Partnership Interests held by Rusty and/or Robin as of the date of their death(s) in accordance with this Section 10.4. Additionally, if upon the death of Marvin Partnership Interests are bequeathed or otherwise would pass to Barbara Rush, Rusty shall be required to exercise the purchase option available to Rusty hereunder and must purchase any and all Partnership Interests which are bequeathed or otherwise would pass to Barbara Rush at the Fair Market Value of such Partnership Interests determined as of the date of Marvin's death and otherwise in accordance with this Section 10.4. The Partnership and the other Partners shall exercise their options under this Section 10.4, if at all (and Marvin and/or Rusty, as the case may be, must exercise his option as provided above), within the foregoing 180-day period, in the manner provided in Sections 10.9 and 10.10 herein.

10.5         Divorce of a Limited Partner.  In the event a Limited Partner’s ex-spouse holds any Partnership Interest following a divorce, the divorced Limited Partner shall have the exclusive right and option for a period of 90 days after the entry of a final divorce decree (unless the time period is suspended as provided in Section 10.11 herein), to purchase from such ex-spouse at the Fair Market Value (determined as of the date of such divorce) all of such ex-spouse’s right, title and interest, if any, in or to any Partnership Interest held by such spouse.  If such Limited Partner does not purchase all of such ex-spouse’s Partnership Interest, then such Limited Partner shall, within 2 days after such Limited Partner’s option thereto expires, give notice to the General Partner and each other Limited Partner of such divorce and of such divorced Limited Partner’s failure to purchase such ex-spouse’s Partnership Interest. The Partnership and the other Limited Partners, for 60 days after the date such divorced Limited Partner’s option to purchase such Partnership Interest expires, shall have an option (but not an obligation) to purchase all of such Partnership Interest not purchased by such Limited Partner at the Fair Market Value. The options under this Section 10.5 shall be exercised, if at all, in the manner provided in Sections 10.9 and 10.10 herein. In the event any Partnership Interest, or any right, title and interest in such Partnership Interest of such ex-spouse, is not purchased by such divorced Limited Partner or by the Partnership or the other Limited Partners as permitted in this Section 10.5, such Partnership Interest shall be deemed to be an assignee interest held by such ex-spouse, but such Partnership Interest shall thereafter continue to be subject to this Agreement.  Nothing herein shall be deemed to imply that any spouse of a Partner has or is entitled to any interest in such Partner’s Partnership Interest.

10.6         Change of a Beneficial Interest in a Trust.  Except as provided in Section 10.13 below, any Disposition of a Partnership Interest pursuant to a change of a beneficial interest in a trust shall be subject to the restrictions set forth in this Agreement, and in any such event the trustee or trustees holding legal title to the Partnership Interest that has been so Disposed shall be required to effect such Disposition in accordance with the provisions of Section 10.3 (with the Offering Price to be the Fair Market Value of the Partnership Interest determined in accordance with Section 10.11 herein), as if such party were a Transferring Partner subject to this Agreement, and in such case the Offering Notice shall specify an address of the trustee or trustees for notices and other communications hereunder.

10.7         Change of Ownership of a Corporation, Partnership, or Other Entity Owning a Partnership Interest.  If a Partner is a corporation, partnership, or other entity, any Disposition of a Partnership Interest pursuant to any change of an ownership interest (including subsequent changes, if there is more than one change) in the corporation, partnership, or other entity shall be subject to the restrictions set forth in this Agreement, and in any such event the corporation, partnership, or other entity holding title to the Partnership Interest that has been so Disposed shall be required to effect such Disposition in accordance with the provisions of Section 10.3 as if such party were a Transferring Partner subject to this Agreement (with the Offering Price to be the Fair Market Value of the Partnership Interest determined in accordance with Section 10.11 herein), and in such case the Offering Notice shall specify an address of the corporation, partnership, or other entity for notices and other communications hereunder. At any applicable time in which there is a change of ownership of a corporation (other than among Permitted Assignees) which is a Partner, whereby one or more classes of stock of the corporation are not owned at least 100% by a Permitted Assignee or Permitted Assignees, that change in ownership shall be considered a Disposition of a Partnership Interest owned by that corporation in the Partnership. At any applicable time, in which there is a change of ownership of a partnership or other entity (other than among Permitted Assignees) which is a Partner, whereby one or more classes of ownership interests of that partnership or other entity are not owned at least 100% by a Permitted Assignee or Permitted Assignees, that change in ownership shall be considered a Disposition of any Partnership Interest owned by that partnership or other entity in the Partnership. Any Partnership Interest available for purchase and not purchased under this Section 10.7 shall be deemed to be an assignee interest held by such entity, but shall otherwise remain subject to this Agreement.

10.8         Encumbrance; Involuntary Disposition.  Any Disposition of a Partnership Interest (a) pursuant to a pledge, mortgage, or other encumbrance of a Partnership Interest granted by a Limited Partner to secure a debt or other obligation, (b) pursuant to a bankruptcy or insolvency proceeding of a Limited Partner or a spouse of a Limited Partner, (c) pursuant to judicial order, legal process, execution, or attachment or (d) any other involuntary Disposition not otherwise provided for herein shall be subject to the restrictions set forth in this Agreement, and in any such event the party demanding the Disposition shall be required to effect such Disposition in accordance with the provisions of Section 10.3 (with the Offering Price to be the Fair Market Value of the Partnership Interest determined in accordance with Section 10.11 herein), as if such party were a Transferring Partner subject to this Agreement, and in such case the Offering Notice shall specify an address of the party demanding the Disposition for notices and other communications hereunder.

10.9         Options to Partnership and Partners.  The Partnership shall exercise its options under this Article 10, if at all, by giving written notice (a “Response Notice”) to the Transferring Partner or other transferor within the 30 days after receipt of the Offering Notice as to whether the Partnership elects to purchase all or any part of the Partnership Interest sought to be disposed of.  If the Partnership does not elect to purchase all of such Partnership Interest, the Partnership shall give to each of the other Partners a copy of the Offering Notice and its Response Notice, and each of the other Partners shall, within 30 days after the receipt of the Response Notice from the Partnership, give a Response Notice to the Partnership as to whether such Partner elects to purchase any of such Partnership Interest not to be purchased by the Partnership. The Partnership shall give a copy of that Response Notice to the Transferring Partner or other transferor and each other Partner who also gave an affirmative Response Notice.  If more than one Partner elects to purchase some of the Offered Partnership Interest, it shall be allocated among the Partners who desire to purchase it (the “Purchasing Partners”) in such proportions as they may agree upon, or in the absence of such agreement, pro rata according to the relative Percentage Interests then held by the Purchasing Partners.

10.10       Payment of Purchase Price; Delivery of Instruments of Conveyance.  The Partnership Interest which is elected to be purchased under this Article 10 shall be paid for at a closing, held on a business day not more than 30 days after the time for electing to purchase the interest lapses, all in cash or by cashier’s check or on the other terms stated in the Offering Notice.  At the closing, the selling party shall deliver instruments of conveyance and assignment of the appropriate amount of the Partnership Interest purchased by the Partnership and/or the Purchasing Partners and in proper form for transfer of all such interest, free and clear of all security interests, liens, claims, encumbrances and equities of every kind; and the purchasers shall pay the purchase price and deliver any notes and security agreements required under the offer. The selling party shall pay all expenses and charges of the transfer of the interest, except that the parties shall pay their own attorneys’ fees. Any Partnership Interest Disposed of under this Article 10 shall remain subject to all the provisions of this Agreement.

The ownership interest of any Partner in the General Partner which is not otherwise purchased by the General Partner or another member or shareholder of the General Partner pursuant to the Regulations or Bylaws of the General Partner shall be deemed to be included in the Partnership Interest of the selling Partner and such beneficial interest in the General Partner shall be conveyed to the Partnership or the purchasing Partner pursuant to this Article 10. Such beneficial interest shall be treated as a part of the selling Partner’s Partnership Interest for purposes of this Article 10 and shall be conveyed for the same consideration (on a pro rata basis) as the selling Partner’s Partnership Interest, determined pursuant to Section 10.11 herein and shall be conveyed free and clear of any and all restrictions, pledges, encumbrances or other rights of third parties.

The General Partner is authorized to deduct, or have deducted, from the amounts due to the selling party at the closing the amount of any debt or other obligation (plus any interest due thereon) then due from the selling party, which amounts will be paid over to the Partnership.

10.11       Price of Partnership Interest.  The price of a Partnership Interest under Section 10.3 shall be the Offering Price stated or determined in accordance with Section 10.3. For all other Dispositions, the Fair Market Value of a Partnership Interest for purposes of this Article 10 shall be the price determined by the appraisers under this Section 10.11, as follows:

(a)           Fair Market Value of any Partnership Interest is the price on the date specified in the applicable section of this Article 10 at which that Partnership Interest which is being offered by the seller would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts, including, but not limited to, all facts relevant for determining under Sections 2031 and 2512 of the Code the fair market value of closely held limited partnership interests that may not be withdrawn before the end of the term of the partnership.

(b)           Except for a Disposition under Section 10.3 herein, when under any provision of this Article 10 an Offering Notice is required, the party submitting that Offering Notice shall state an opinion as to the fair market value of the Partnership Interest being so offered. If there is any dispute as to the Fair Market Value of any Partnership Interest, that dispute shall be resolved pursuant to arbitration as set forth in Article 13 hereof. Upon the giving of notice by any party to all other parties to the Disposition of the Partnership Interest as to the existence of that dispute, the time limits specified for Response Notices, Closings, and other notices required in this Agreement shall be suspended until that dispute is resolved under the procedures outlined in Article 13.

(c)           Notwithstanding anything in this Agreement to the contrary, Fair Market Value of any Partnership Interest shall be determined on the basis that no individual or entity owning that Partnership Interest has the right to withdraw that Partnership Interest from the Partnership or cause the Partnership to dissolve and liquidate before the end of the term of the Partnership. Therefore, the Fair Market Value of any Partnership Interest shall be determined under the assumption that the only distributions that will be made to the owner of that Partnership Interest will be that Partnership Interest’s proportionate share of the cash distributions of the Partnership which are distributed to the Partners from time to time and that Partnership Interest’s proportionate share of the properties of the Partnership when the Partnership terminates.

10.12             Prerequisites to Becoming an Assignee or a Substituted Limited Partner.  No person not already a Partner shall become a Substituted Limited Partner without the prior written consent of all Partners, which may be withheld in the sole discretion of the Partners, but the terms of this Article 10 shall apply to an assignee as if the assignee were a Substituted Limited Partner.  No Disposition of all or any part of a Partnership Interest shall be effective or binding upon the Partners until the General Partner has received written notice thereof and all the provisions of this Agreement have been satisfied. If the transfer is to a person other than a person who is a Partner before the transfer, then, as a condition to recognizing the transferee as an assignee, the General Partner shall have the right to require that any or all of the following requirements be satisfied:  (a) the provision of evidence that the Disposition will not be or result in a violation of any federal, state or other governmental law or regulation; (b) the execution and delivery to the General Partner by the selling party and the transferee of all instruments which the General Partner deems reasonably necessary, in form satisfactory to the General Partner; (c) the payment in advance to the Partnership of any costs or expenses connected with the assignment or other disposition or assurances from the purchaser of such interest that those amounts will be paid at the time the sale is closed; (d) assurance that the person to whom the assignment or other disposition is to be made is willing and able to perform all of the selling party’s obligations under this Agreement and is not a minor or incompetent. Notwithstanding the satisfaction of the foregoing requirements, any Disposition of a Partnership Interest shall be effective only to give the assignee the right to receive the share of profits to which the assignor would otherwise be entitled and shall not relieve such assignor from any liability or obligation under any provisions of this Agreement or give such assignee the right to become a Substituted Limited Partner, unless and until such assignee is expressly admitted to the Partnership by the Partners. The Partners may grant or withhold such admission in the absolute discretion of the Partners. Each Partner understands and agrees that the requirements and restrictions contained in this Article 10 are reasonable and absolutely essential in order to assure that the purpose for which this Partnership is formed shall be carried out and to assure that no person will obtain an interest in the Partnership whose motives, intentions or objectives are inconsistent with those of the original Partners.

10.13             Exceptions to Application of Agreement; Permitted Assignees.  The options in favor of the Partners and the Partnership as set forth in this Article 10 shall not apply (a) to a gift, transfer or assignment by a Limited Partner, including a testamentary transfer, of any of that Partner’s Partnership Interest to Marvin’s lineal descendants (including those by adoption), or to a trustee or trustees in trust for the sole benefit of any such lineal descendants, or (b) to a transfer or assignment by one or more Partners of any of such Partner’s Partnership Interest to (i) another Partner, (ii) an organization of the type described in Section 501(c)(3) of the Code created by Marvin or Rusty, or (iii) a corporation or other entity of which at least 100% of the voting control is held by one or more Partners, lineal descendants of a Partner, or trusts for the sole benefit of Partners or their lineal descendants; provided that in all events all such Partnership Interest shall remain subject to all the provisions of this Agreement and each such donee, beneficiary, assignee, or trustee (herein called a “Permitted Assignee”) shall (i) take and hold such Partnership Interest subject to all the provisions of this Agreement, (ii) give prompt written notice (which notice shall contain all the information required under Section 10.3 herein) to the General Partner of such gift, transfer or assignment, (iii) shall agree in writing in a form satisfactory to the General Partner to be bound by the terms of this Agreement, and (iv) shall be deemed an assignee for all purposes of this Agreement, unless and until expressly admitted as Substituted Limited Partner as provided in Section 10.12 herein.  The term “lineal descendants” of the person designated includes an adopted person and that adopted person’s lineal descendants if, and only if, that adopted person is adopted before attaining 18 years of age, and not if adopted thereafter.

10.14           Disposition of a General Partnership Interest.  Any General Partner may Dispose of all or a part of that General Partner’s General Partner interest in the Partnership (“GP Interest”) in the same manner (and subject to the same limitations) in which a Limited Partner may transfer an interest as provided in the foregoing sections of this Article 10; provided that in all events, a Disposition by a General Partner of a GP Interest shall be effective only to give the assignee the right to receive the share of profits to which the transferring General Partner otherwise would have been entitled and shall not relieve the General Partner from any liability or obligation under any provisions of this Agreement, and the assignee of the GP Interest shall not be admitted to the Partnership except upon the unanimous written approval of all Partners.

10.15           Acquisition of an Interest Transferred Without Authority. Notwithstanding the other provisions of this Article 10, if any person other than a Permitted Assignee should acquire all or any part of the Partnership Interest of a Partner, or become an assignee thereof, in violation of the provisions of this Article 10, or if a Partner makes an unauthorized transfer or assignment of a Partnership Interest which the Partnership is required by law or equity to recognize, the Partnership and then the Partners will have the unilateral option to acquire the interest of the transferee or assignee upon the following terms and conditions:

(a)           The Partnership will have the option to acquire such interest by giving written notice to the transferee or assignee of its intent to purchase within 90 days after the date the Partnership receives written notice of the transfer or assignment. Except as otherwise provided in this Section 10.15, the option hereunder shall be exercised in the manner provided in Section 10.9 herein.
(b)           The valuation date for the determination of the purchase price of such interest will be the first day of the month following the month in which such notice is delivered.

(c)           Unless the Partnership and the transferee or assignee agree otherwise in writing, the purchase price for the interest to be acquired by the Partnership shall be its Fair Market Value as determined in accordance with Section 10.11 herein.

(d)           Closing of the sale will occur at the principal office of the Partnership at 10 o’clock a.m. on the first Tuesday of the month following the month in which the purchase price is determined. Subject to this Section 10.15, the purchase price for such interest shall be paid in cash by the Partnership at closing. The Partnership may off-set and deduct from the price any sums due to the Partnership from the transferring Partner.

(e)           In order to reduce the burden upon the resources of the Partnership, the Partnership will have the option, to be exercised in writing delivered at closing, to pay its purchase money obligation 10% in cash at closing and the balance in 15 equal annual installments (or the remaining term of the Partnership if less than 15 years) with interest thereon at the prime rate as published in the Wall Street Journal from time to time during the period over which interest is accrued. The first installment of principal, with interest due thereon, will be due and payable on the first business day of the calendar year following closing, and subsequent annual installments, with interest due thereon, will be due and payable, in order, on the first business day of each calendar year which follows until the entire amount of the obligation, principal and interest, is fully paid.  The Partnership will have the right to prepay all or any part of the purchase money obligation at any time without premium or penalty.

(f)           If the Partnership fails to exercise its option under Section 10.15(a) above, then the Limited Partners (not including the Limited Partner whose Partnership interest is subject to this option), may elect to purchase the remaining Partnership Interest available under this Section 10.15 within 30 days after the Partnership’s initial option has expired; provided that the remaining Limited Partners shall not be entitled under this Section 10.15 to pay the purchase money obligation in installments. Thus, if the Partnership fails to exercise its rights and one or more of the remaining Limited Partners elects to acquire the available interest, the purchase price for such interest shall be paid in cash at closing by such Limited Partner or Partners.

(g)           No transferee nor assignee of an unauthorized transfer or assignment or the Partner whose interest was transferred or assigned will have the right to vote on Partnership matters with respect to such interest, regardless of whether the Partnership or the Limited Partners exercises the option to purchase such interest.

(h)           The transferee or assignee of an unauthorized transfer or assignment shall have only the rights of an assignee as provided in Section 7.02 of the Act.

10.16           Termination of Employment.  If the employment of either of W. Marvin Rush (“Marvin”) or W. M. “Rusty” Rush (“Rusty”) with Rush Enterprises, Inc. (the “Corporation”) is terminated by voluntary resignation (other than retirement after attaining the age of 65) or involuntarily pursuant to a vote of the Board of Directors of the Corporation, then in such event, the other of them (i.e., Marvin, if Rusty is terminated, or vice versa) shall have the right and option to purchase either or both of the general partner interest and/or the limited partner interest of the terminated Partner at the Fair Market Value determined as provided in Section 10.11 above, such option to be exercised, if at all, within 90 days after the notice of termination is given by the Corporation. If such option is exercised, the Closing shall take place within the time and in the manner described in Section 10.10 above.

11.          DISSOLUTION

11.1         Causes.  Each Limited Partner expressly waives any right which it might otherwise have to withdraw from or dissolve the Partnership except as set forth in this Article 11. Upon the happening of the first to occur of the following events, the Partnership shall be dissolved:

(a)           the execution by all Partners of an instrument dissolving the Partnership;

(b)           the death, or (in the case of a corporation or other entity) the dissolution without continuation within 90 days after the date of dissolution, Bankruptcy, declaration of incompetence by a court having jurisdiction, or other event of withdrawal pursuant to the Act of a General Partner;

(c)           the occurrence of any circumstance which, by law, would require that the Partnership be dissolved; or

(d)           the expiration of the stated term of the Partnership.

Nothing contained in this Section 11.1 is intended to grant to any Limited Partner the right to dissolve the Partnership at will (by withdrawal or otherwise), or to exonerate any Partner from liability to the Partnership and the remaining Partners if a Partner causes the dissolution of the Partnership in contravention of this Agreement.

11.2         Continuation.  If the Partnership is dissolved as a result of an event described in Section 11.1(b) or 11.1(c), the Partnership shall be continued as a limited partnership and not wound up, if either (a) there remains at least one General Partner, or (b) within 90 days after the date of dissolution, all remaining Partners affirmatively elect to continue the Partnership, agree on the identity of the General Partner(s), and execute an instrument confirming such facts.

11.3         Interim Manager.  If the Partnership is dissolved and no General Partner is then serving, those Partners who own at least 67% of the Percentage Interests of all of the Partners may appoint an interim manager of the Partnership, who shall have and may exercise only the rights, powers and duties of a general partner necessary to preserve the Partnership Assets until (a) a new General Partner is elected pursuant to Section 11.2 if the Partnership is continued, or (b) the Liquidator is appointed pursuant to Section 12.1 if the Partnership is not continued. The interim manager shall not be liable as a general partner and shall, while acting in the capacity as interim manager on behalf of the Partnership, be entitled to the same indemnification rights as are set forth in Article 7.

12.          WINDING UP AND TERMINATION

12.1         General.  If the Partnership is dissolved and is not continued, the General Partner (or in the event no General Partner is then serving, a liquidator or liquidating committee selected by those Partners owning at least 67% of the Percentage Interests of all of the Partners) shall commence to wind up the affairs of the Partnership and to liquidate and sell its assets. The party or parties actually conducting such liquidation in accordance with the foregoing sentence, whether a General Partner, a liquidator, or a liquidating committee, is herein referred to as the “Liquidator.”  The Liquidator (if other than a General Partner) shall have sufficient business expertise and competence to conduct the winding up and termination of the Partnership and, in the course thereof, to cause the Partnership to perform any contracts which the Partnership has or thereafter enters into.  The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation, having due regard for the activity and condition of the relevant market and general financial and economic conditions.  The Liquidator (other than a General Partner) appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and those Partners owning at least 67% of the Percentage Interests of all of the Partners. The Liquidator may resign at any time by giving 15 days prior written notice and (if other than a General Partner) may be removed at any time, with or without cause, by written notice of removal signed by those Partners owning at least 67% of the Percentage Interests of all of the Partners.  Upon the death, dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all the rights, powers and duties of the original Liquidator) will, within 30 days thereafter, be appointed by those Partners owning at least 67% of the Percentage Interests of all of the Partners, evidenced by written appointment and acceptance. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the “Liquidator” are authorized to continue under the provisions hereof, and every reference herein to the “Liquidator” will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided.  The Liquidator shall have and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the General Partner under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator (if not a General Partner) shall not be liable as a general partner to the Limited Partners and shall, while acting in such capacity on behalf of the Partnership, be entitled to the indemnification rights set forth in Article 7.

12.2         Failure to Appoint Liquidator.  If, within 90 days following the date of dissolution or other time period provided in Section 11.2 hereof, a Liquidator or successor Liquidator has not been appointed in the manner provided herein, any Partner shall have the right to demand that an arbitrator select a Liquidator under the arbitration procedures set forth in Article 13 below. Such arbitrator shall be fully authorized and empowered to appoint and designate the Liquidator or successor Liquidator who shall have all the powers, duties, rights and authority of the Liquidator herein provided.

12.3         Liquidation.  In the course of the winding up and terminating the business and affairs of the Partnership, its assets (other than cash) shall be sold or (at the election of the General Partner or Liquidator, as the case may be) distributed in kind to the Partners, its liabilities and obligations to creditors and all expenses incurred in its liquidation shall be paid, and all resulting items of Partnership income, gain, loss or deduction shall be credited or charged to the Capital Accounts of the Partners. Thereafter, the net proceeds from such sales (after deducting all selling costs and expenses in connection therewith), together with any assets to be distributed in kind, and (at the expiration of the period referred to in Section 12.4) the balance in the reserve account referred to in Section 12.4, shall be distributed among the Partners in the ratio of the then credit balances in the Capital Accounts.  The Liquidator shall be instructed to use all reasonable efforts to effect complete liquidation of the Partnership within one year after the date the Partnership is dissolved. Each holder of an interest in the Partnership shall look solely to the assets of the Partnership for all distributions and shall have no recourse therefor (upon dissolution or otherwise) against the Partnership, the General Partner or the Liquidator.

12.4         Creation of Reserves.  After making payment or provision for payment of all debts and liabilities of the Partnership and all expenses of liquidation, the Liquidator may set up, for a period not to exceed 4 years after the date of dissolution, such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.

12.5         Final Statement.  Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Partners a statement which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, each Partner’s pro rata portion of distributions pursuant to Section 12.3, and the amount retained as reserves by the Liquidator pursuant to Section 12.4.

12.6         Cancellation of Certificate.  Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner (or Liquidator, as the case may be) shall (and is hereby given the authority to) execute and record all documents required to effectuate the dissolution and termination of the Partnership, including a certificate of cancellation as described in Section 2.03 of the Act.

13.          ARBITRATION AND MEDIATION

The Partners have entered into this Agreement in good faith and in the belief that it is mutually advantageous to them.  It is with that same spirit of cooperation that they pledge to attempt to resolve any dispute amicably without the necessity of litigation. Accordingly, they agree if any dispute arises between them relating to this Agreement (the “Dispute”), they will first utilize the procedures specified in this Article 13 (the “Procedure”).

13.1         Arbitration of Fair Market Value of Partnership Interest.  For the resolution of any Dispute as to the Fair Market Value of any offered Partnership Interest under this Agreement, the following Procedure shall apply:

(a)           In order to resolve any Dispute as to the Fair Market Value of any offered Partnership Interest under this Agreement (the “Disputed Partnership Interest”), the seller of the Disputed Partnership Interest shall appoint a single appraiser, and the purchaser or purchasers of the Disputed Partnership Interest shall agree upon and appoint a single appraiser. The two appraisers so appointed by the parties to the Dispute shall appoint a common appraiser. Each appraiser other than the common appraiser shall give an opinion on the Fair Market Value of the Disputed Partnership Interest.  The controlling opinion shall be that opinion chosen by the common appraiser who shall choose between the opinions of the other two appraisers.  Only appraisers who are qualified and independent may be appointed. For purposes hereof, an appraiser shall be “qualified” if the appraiser would be considered an expert for purposes of giving testimony as to the Fair Market Value of the Disputed Partnership Interest in a judicial or similar proceeding.  An appraiser shall be considered “independent” if the appraiser does not directly or indirectly own any interest in the Partnership and is not directly or indirectly in control of, controlled by, or under common control with the Partnership or any Partner of the Partnership. If the parties who are the purchasers of the Disputed Partnership Interest cannot agree on the identity of their designated appraiser, that disagreement shall be submitted to arbitration under procedures outlined in paragraph (b) below.  If the appraisers chosen by the seller and the purchasers of the Disputed Partnership Interest cannot agree on whom the common appraiser shall be, that dispute shall be submitted to arbitration under procedures outlined in paragraph (c) below. All parties shall make all reasonable efforts to forthwith perform the actions contemplated by this Article 13, and all of those parties shall perform those actions recognizing that time is of the essence. After the determination has been made by the common appraiser as to which opinion is the controlling opinion, all time limits specified for Response Notices, Closings and other notices under this Agreement shall no longer be suspended.

(b)           A purchaser wishing to submit the matter of determining the purchasers’ appraiser to arbitration as permitted by paragraph (a) shall do so by giving written notice of arbitration to the other purchasers and shall also simultaneously file duplicate copies of the notice of arbitration with the regional office of the American Arbitration Association (“AAA”) for Houston, Texas, together with the appropriate fee as provided in the AAA’s administrative fee schedule.  All communications with the AAA regarding the arbitration proceedings shall be directed to such regional office unless the AAA directs otherwise. The notice of that determination shall contain a brief description of the nature of the dispute and the remedy or resolution sought by the purchaser initiating this procedure.  Each of the other purchasers shall, within 20 days from the date of mailing of that notice, file with the purchasers and the AAA a response which states such purchaser’s view regarding that dispute and the desired remedy or resolution. As soon as practical after the expiration of the 20-day period beginning upon the date of mailing of that notice, the AAA shall compile a list of available individuals or entities who could serve as an appraiser, equal to the number of purchasers plus one, competent and qualified to be an appraiser as described in the notice of arbitration and the responses thereto. The AAA shall also, at the same time, rank the appraisers in order first through that number equal to the number of purchasers plus one and shall thereupon forthwith transmit the list simultaneously to the purchasers and inform them of the order in which they have been ranked. Unless the purchasers shall beforehand agree to a different time or place, or both, they shall meet at the principal office of the Partnership at 10:00 a.m., Houston, Texas time, on the seventh weekday (Saturday, Sunday and holidays excluded) after the date of mailing of the AAA’s list of appraisers and notice of ranking.  At such time, the purchasers shall each, in accordance with the ranking determined by the AAA, strike one (1) name from the list submitted by the AAA. The highest-ranking individual or entity whose name remains on the list upon completion of such striking shall be the appraiser for the purchasers. If the appraiser so selected declines or for any reason fails to serve, this procedure shall be repeated until an appraiser who is willing and able to serve has been selected. If any purchaser at any point fails to participate in the procedure hereinabove established to select appraisers, the AAA shall forthwith eliminate a name from the list of appraisers for the purchaser not so participating.

(c)           An appraiser wishing to submit the matter of determining the common appraiser as permitted by paragraph (a) of this Section 13.1 shall do so by giving written notice of arbitration to the other appraiser and shall also simultaneously file duplicate copies of the notice of arbitration with the regional office of the AAA for Houston, Texas, together with the appropriate fee as provided in the AAA’s administrative fee schedule. All communications with the AAA regarding the proceedings shall be directed to such regional office unless the AAA directs otherwise.  The notice of that determination shall contain a brief description of the nature of the dispute and the remedy or resolution sought by the appraiser initiating this procedure. The other appraiser shall, within 20 days from the date of mailing of that notice, file with the originating appraiser and the AAA a response which states such appraiser’s view regarding the dispute and the desired remedy or resolution.  As soon as practical after the expiration of the 20-day period beginning upon the date of mailing of the notice of arbitration, the AAA shall compile a list of three available individuals or entities competent and qualified to be a common appraiser as described in the notice of arbitration and the responses thereto. The AAA shall also, at the same time, rank those individuals or entities in order, first through third, and shall thereupon forthwith transmit the list simultaneously to the appraisers and inform them of the order in which they have been ranked. Unless the appraisers shall beforehand agree to a different time or place, or both, they shall meet at the principal office of the Partnership at 10:00 a.m., Houston, Texas time, on the seventh weekday (Saturday, Sunday and holidays excluded) after the date of mailing of the AAA’s list of individuals and entities who could serve as a common appraiser and notice of ranking. At such time, the appraisers shall each, in accordance with the ranking determined by the AAA, strike a name from the list submitted by the AAA. The highest ranking individual or entity whose name remains on the list upon completion of such striking shall be the common appraiser. If the common appraiser so selected declines or for any reason fails to serve, this procedure shall be repeated until an individual or entity who is willing and able to serve as a common appraiser has been selected. If any appraiser at any point fails to participate in the procedure hereinabove established to select the common appraiser, the AAA shall submit two individuals or entities who could serve as the common appraiser for the appraiser who is participating to choose from.

13.2         Resolution of Other Disputes Under This Agreement.  For the resolution of any Dispute under this Agreement which is not otherwise resolved pursuant to other procedures under Section 13.1 above, the following procedure shall apply:

(a)           The Partner seeking to initiate the Procedure (the “Initiating Partner”) shall give written notice to the other Partners, describing in general terms the nature of the Dispute, the Initiating Partner’s claim for relief and identifying one or more individuals with authority to settle the Dispute on such Partner’s behalf. The Partner(s) receiving such notice (the “Responding Partner,”) whether one or more) shall have 5 business days within which to designate, by written notice to the Initiating Partner, one or more individuals with authority to settle the Dispute on such Partner’s behalf. The individuals so designated shall be known as the “Authorized Individuals.” The Responding Partner may authorize himself as an Authorized Individual.  The Initiating Partner and the Responding Partner shall collectively be referred as the “Disputing Partners” or individually “Disputing Partner.”

(b)           The Authorized Individuals shall be entitled to make such investigation of the Dispute as they deem appropriate, but agree to promptly, and in no event later than 30 days from the date of the Initiating Partner’s written notice, meet to discuss resolution of the Dispute. The Authorized Individuals shall meet at such times and places and with such frequency as they may agree. If the Dispute has not been resolved within 30 days from the date of their initial meeting, the Disputing Partners shall cease direct negotiations and shall submit the Dispute to mediation in accordance with the following procedure:

(1)           The Authorized Individuals will have 5 business days from the date they cease direct negotiations to agree in writing on a mutually acceptable mediator.  If they fail to so agree, then within an additional 5 business days, they shall submit to each other a written list of acceptable qualified attorney-mediators not affiliated with any of the Partners, ranked in numerical order of preference. If one or more names are on both lists, the highest-ranking person shall be designated as the mediator.  If no mediator has been selected under this procedure, the Disputing Partners agree jointly to request a State or Federal District Judge of their choosing (or if they cannot agree, the Local Administrative Judge for the county in which the principal office of the Partnership is located) to supply within 10 business days a list of potential qualified attorney-mediators. Within 5 business days of receipt of the list, the Authorized Individuals shall again rank the proposed mediators in numerical order of preference and shall simultaneously exchange such list and shall select as the mediator the individual receiving the highest combined ranking. If such mediator is not available to serve, they shall proceed to contact the mediator who was next highest in ranking until they are able to select a mediator.

(2)           In consultation with the mediator selected, the Authorized Individuals shall promptly designate a mutually convenient time and place for the mediation, and unless circumstances require otherwise, such time to be not later than 45 days after selection of the mediator.

(3)           In the event any Disputing Partner to this Agreement has substantial need for information in the possession of another Disputing Partner to this Agreement in order to prepare for the mediation, all Disputing Partners shall attempt in good faith to agree to procedures for the expeditious exchange of such information, with the help of the mediator if required.

(4)           At least 7 days prior to the first scheduled session of the mediation, each Disputing Partner shall deliver to the mediator and to the other Disputing Partners a concise written summary of its views on the matter in Dispute and such other matters required by the mediator. The mediator may also request that a confidential issue paper be submitted by each Disputing Partner to him.

(5)           In the mediation, each Disputing Partner may be represented by an Authorized Individual and may be represented by counsel. In addition, each Disputing Partner may, with permission of the mediator, bring such additional persons as needed to respond to questions, contribute information, and participate in the negotiations.

(6)           The mediator shall determine the format for the meetings, designed to assure that both the mediator and the Authorized Individuals have an opportunity to hear an oral presentation of each Disputing Partner’s views on the matter in dispute and that the authorized parties attempt to negotiate a resolution of the matter in dispute, with or without the assistance of counsel or others, but with the assistance of the mediator. To this end, the mediator is authorized to conduct both joint meetings and separate private caucuses with the disputing Partners. The mediation session shall be private.  The mediator will keep confidential all information learned in private caucus with any Disputing Partner unless specifically authorized by such Disputing Partner to make disclosure of the information to the other Disputing Partner. The Disputing Partners agree to sign a document agreeing that the mediator shall be governed by the provisions of Chapter 154 of the Tex. Civ. Prac. & Rem. Code and such other rules as the mediator shall prescribe. The Disputing Partners commit to participate in the proceedings in good faith with the intention of resolving the Dispute if at all possible.

(7)           The Disputing Partners agree to participate in the mediation procedure to its conclusion.  The mediation shall be terminated (i) by the execution of a settlement agreement by the Disputing Partners, (ii) by a declaration of the mediator that the mediation is terminated, or (iii) by a written declaration of a Disputing Partner to the effect that the mediation process is terminated at the conclusion of one full day’s mediation session.  Even if the mediation is terminated without a resolution of the Dispute, the Disputing Partners agree not to terminate negotiations and not to commence any Additional Proceedings prior to the expiration of 5 days following the mediation. Notwithstanding the foregoing, any Disputing Partner may commence Additional Proceedings within such 5-day period if the Dispute could be barred by an applicable statute of limitations.

(8)           The fees and expenses of the mediator shall be shared equally by  the Disputing Partners. The mediator shall be disqualified as a witness, consultant, expert or counsel for any Disputing Partner with respect to the Dispute and any related matters.

(9)           Mediation is a compromise negotiation for purposes of Federal and State Rules of Evidence and constitutes privileged communication under Texas law.  The entire mediation process is confidential, and no stenographic, visual or audio record shall be made.  All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the mediation by any Disputing Partner, their agents, employees, representatives or other invitees and by the mediator are confidential and shall, in addition and where appropriate, be deemed privileged.  Such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative of any of the Partners; provided, however, that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation.

(c)           If the Disputing Partners are not successful in resolving the Dispute through the mediation, then the Disputing Partners agree that the dispute shall be settled by arbitration as follows:

Any party may submit the Dispute to arbitration and shall do so by giving written notice of arbitration to the other parties to the Dispute and shall also simultaneously file duplicate copies of the notice of arbitration with the regional office of AAA for Houston, Texas, together with the appropriate fee as provided in the AAA’s administrative fee schedule. All communications with the AAA regarding the arbitration proceedings shall be directed to such regional office unless the AAA directs otherwise.  The notice of arbitration shall contain a brief description of the nature of the Dispute to be arbitrated and the remedy or resolution sought by the party initiating arbitration.  Each of the Disputing Partners shall, within 20 days from the date of mailing of that notice of arbitration, file with the parties and the AAA a response which states such party’s review regarding that dispute to be arbitrated and the desired remedy or resolution. As soon as practicable after the expiration of the 20-day period beginning upon the date of mailing of that notice of arbitration, the AAA shall compile a list of available arbitrators, equal to the number of Disputing Partners plus one, competent and qualified to be an arbitrator as described in the notice of arbitration and the responses thereto.  The AAA shall also, at the same time, rank the arbitrators in order first through that number equal to the number of parties subject to the Dispute plus one and shall thereupon forthwith transmit the list simultaneously to the parties and inform them of the order in which they have been ranked.  Unless the parties shall beforehand agree to a different time or place, or both, they shall meet at the principal office of the Partnership at 10:00 a.m., Houston, Texas time, on the seventh weekday (Saturday, Sunday and holidays excluded) after the date of mailing of the AAA’s list of arbitrators and notice of ranking. At such time, each party to the Dispute shall each, in accordance with the ranking determined by the AAA, strike one (1) name from the list submitted by the AAA. The highest-ranking individual or entity whose name remains on the list upon completion of such striking shall be the arbitrator for the parties. If the arbitrator so selected declines or for any reason fails to serve, this procedure shall be repeated until an arbitrator who is willing and able to serve has been selected. If any party to the Dispute at any point fails to participate in the procedure hereinabove established to select arbitrators, the AAA shall forthwith eliminate a name from the list of arbitrators for the party not so participating.

13.3         Arbitration Generally.  Any arbitration under this Article 13 shall be held in Houston, Texas, at a location determined by the AAA. Except as otherwise specifically provided herein, all arbitration proceedings under this Article 13 shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, as then amended and in effect; and such rules shall be interpreted and applied and questions regarding the arbitration process not resolved under such rules shall be determined in accordance with Texas law. Except as limited above, the parties agree that any determination under the Procedure of this Article 13 may be enforced or preserved by any court of competent jurisdiction. In the event a proceeding under this Article 13 is commenced, or other legal proceeding is commenced to enforce or preserve the rights awarded, the party who prevails or substantially prevails in such proceeding shall be entitled to recover from the other party or parties in such proceeding all costs, expenses and reasonable attorneys’ fees incurred in connection with the proceeding and on appeal.

14.          MISCELLANEOUS PROVISIONS

14.1         Entire Agreement.  This Agreement and the certificate of limited partnership filed with the Secretary of State of Texas shall constitute the entire contract between the parties, and there are no other or further agreements outstanding not specifically mentioned herein; provided, however, that the parties may by agreement amend and supplement this Agreement from time to time.

14.2         Notices.  Notices hereunder shall be in writing and shall be deemed to be delivered when placed in the United States mail, if properly posted with postage prepaid, in an envelope properly addressed to the last known address of the addressee hereunder, such to be sent by registered or certified mail.  Until further notice, addresses are as shown herein.

14.3         Nature of Interest of Partners.  The interest of each Partner in this Partnership is personal property.  No Partner shall have a right of partition as to any Partnership Assets and any and all rights of partition are hereby waived. If the Partnership now or hereafter owns (itself or through a wholly-owned entity) any recreational, vacation, or weekend property, all Limited Partners (including the beneficiaries of any trusts that are Limited Partners) shall have equal rights to use any enjoy such property, subject to the obligation to schedule such use through the General Partner in order to avoid conflicts. Additionally, the General Partner may promulgate reasonable rules and regulations regarding the use and care of such property, and each Partner agrees to abide by such rules and regulations in all respects.

14.4         Life Insurance Owned by Partnership.  If the Partnership shall own any life insurance policy insuring the life of any Partner or possess any incident of ownership with respect to any such policy, the insured Partner (and such insured Partner’s spouse) shall have no right or power to exercise or to participate in the exercise of any of the incidents of ownership with respect to such policy, including, but not limited to, the right to borrow from the insurance company or any other person using such policy as collateral, to change or to prevent any change in the beneficiary designation under such policy, and to surrender the policy or any portion thereof for its cash surrender value or to cancel or terminate any such policy. Any exercise of any incident of ownership in any such policy shall be exercised only by a majority of the Partners other than the insured Partner (and such insured Partner’s spouse). Any decision of the Partnership to acquire or dispose of a life insurance policy insuring the life of any Partner shall be made by a majority in interest of the Partners other than the insured Partner (and the insured Partner’s spouse) and without any participation by the insured Partner (and such insured Partner’s spouse).

14.5         No Preemptive Rights.  No holder of an interest in the Partnership shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any interest in the Partnership now or hereafter authorized to be issued, or interests held in the treasury of the Partnership, whether issued or sold for cash or other consideration or as a distribution or otherwise.  Any such interests may be issued or disposed of by the General Partners to such persons and on such terms as the General Partners in their discretion shall deem advisable.

14.6         Further Action.  The parties hereto shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

14.7         Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

14.8         Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

14.9         Offset.  Whenever the Partnership is to pay any sum to any Partner, any amounts that Partner owes the Partnership may be deducted from that sum before payment.

14.10       Disclosure.  Each of the Partners acknowledges that such Partner was (a) advised concerning such Partner’s rights to obtain separate independent legal counsel in connection with signing and making this Agreement and its effect upon each of them and their marital property, if any; (b) has carefully read and understood the provisions of this Agreement; (c) understands that such Partner’s rights in the Contributed Property may be adversely affected by this Agreement; (d) is signing and making this Agreement voluntarily, (e) has been provided or voluntarily and expressly waives the right to be provided with a fair and reasonable disclosure of the property and financial obligations of the other Partners, and (f) hereby voluntarily and expressly waives in this writing any right to disclosure of the property and financial obligations of the other Partners beyond the disclosure provided.

14.11       Severability.  In the event any sentence, paragraph or provisions of this Agreement is declared by a court to be void, or by the Internal Revenue Service for the purposes of Section 2704 of the Code, to be noneffective, that sentence, paragraph or provision shall be deemed severed from the remainder of this Agreement, and the balance of this Agreement shall remain in effect.  To the extent applicable, the default provisions of the Act shall govern in the place of the severed sentence or paragraph. This provision shall not prohibit the Partnership or any Partner from contesting a determination of noneffectiveness of any provision of this Agreement by the Internal Revenue Service.

14.12       Place of Contract.  This Agreement shall be construed and enforced according to the laws of the State of Texas and the courts of that state, except as may otherwise be required by the laws of any other jurisdiction.

14.13       Number; Gender.  When the context requires, single nouns and pronouns include the plural and vice versa, and words or pronouns of gender include all genders.

14.14       Prior Agreement Superseded.  This Agreement supersedes and replaces in its entirety any and all prior partnership agreements of the Partnership.

14.15       Execution in Counterparts.  This Agreement may be executed in multiple counterparts, each to constitute an original, but all in the aggregate to constitute one agreement, as executed, and to be binding upon and inure to the benefit of the parties hereto, their heirs, legal representatives, successors, and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

By:	/s/ W. Marvin Rush
W. Marvin Rush

Address:	P. O. Box 34630
San Antonio, TX 78265-4630

By:	/s/ W. M. “Rusty” Rush
W. M. “Rusty” Rush

Address:	164 Lake Ridge
Seguin, TX 78155

LIMITED PARTNERS:

/s/ W. Marvin Rush
W. Marvin Rush

Address:	P. O. Box 34630
San Antonio, TX 78265-4630

/s/ W. M. “Rusty” Rush
W. M. “Rusty” Rush

Address:	164 Lake Ridge
Seguin, TX 78155

/s/ Robin M. Rush
Robin M. Rush

Address:	P.O. Box 331
McQueeney, TX 78123

SCHEDULE A

PARTNERS

GENERAL PARTNER	PERCENTAGE INTEREST	UNITS
W. MARVIN RUSH	1.0%	100
W. M. “RUSTY” RUSH	1.0%	100

LIMITED PARTNERS	PERCENTAGE INTEREST	UNITS
W. MARVIN RUSH	56%	5,600
W. M. “RUSTY” RUSH	37%	3,700
ROBIN M. RUSH	5%	500

TOTALS	100.0%	10,000

SCHEDULE B

PARTNERSHIP ASSETS

$167.14 in cash
2,001,833 shares of Rush Enterprises, Inc. Class A stock
2,001,833 shares of Rush Enterprises, Inc. Class B stock

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF 3MR PARTNERS, L.P.